Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name(*)	Names Under Which Subsidiary Does Business(**)	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing, LLC	Kinergy Marketing	Oregon
Pacific Ag Products, LLC	Pacific Ag Products/PAP	California
Pacific Ethanol Management Services Corp.		Delaware
Pacific Ethanol Development, LLC		Delaware
New PE Holdco LLC(1)		Delaware
Pacific Ethanol Holding Co LLC(1)		Delaware
Pacific Ethanol Columbia, LLC(1)		Delaware
Pacific Ethanol Madera LLC(1)		Delaware
Pacific Ethanol Magic Valley, LLC(1)		Delaware
Pacific Ethanol Stockton LLC(1)		Delaware

________________________

(*)	All subsidiaries are wholly-owned by the Registrant unless otherwise specified by footnote.
(**)	If different from the name of subsidiary.
(1)	The Registrant holds an 80% ownership interest in New PE Holdco LLC. Pacific Ethanol Holding Co LLC is wholly-owned by New PE Holdco LLC. Pacific Ethanol Columbia, LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Stockton LLC are wholly-owned by Pacific Ethanol Holding Co LLC.